                                                                  EXHIBIT (a)(1)

                           AMERICAN TOWER CORPORATION

         OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS HELD BY EMPLOYEES

--------------------------------------------------------------------------------

 YOUR RIGHT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS AND YOUR RIGHT TO WITHDRAW SUCH REQUEST EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON OCTOBER 26, 2001,
                                UNLESS EXTENDED.

--------------------------------------------------------------------------------

   We are offering our full-time and part-time employees, other than most of our executive officers, the opportunity to ask us to exchange their stock options to purchase Class A common stock outstanding under our 1997 Stock Option Plan, as amended, for new options to purchase Class A common stock on the terms described herein. We refer to that plan as the "Plan". Only those options with exercise prices of $20.00 or more per share will be eligible for exchange (the "eligible options"). The new options will be exercisable for two shares of Class A common stock for every three shares of Class A common stock issuable upon exercise of a surrendered option. If you wish to exchange options, you do not need to surrender all of your eligible option grants. However, you do need to surrender all unexercised options of any eligible option grant that you elect to surrender. IF YOU WERE GRANTED OPTIONS ON OR AFTER APRIL 25, 2001 AND YOU WISH TO TENDER ANY ELIGIBLE OPTIONS, YOU WILL BE REQUIRED TO TENDER ALL OPTIONS RECEIVED ON OR AFTER APRIL 25, 2001 THAT HAVE A LOWER EXERCISE PRICE THAN THE OPTION WITH THE HIGHEST EXERCISE PRICE YOU TENDER.

   The new options will be issued six months plus one day after the expiration of this offer. You will not receive a grant of new options if you are not still employed for any reason by us or one of our subsidiaries on the date that the new options are granted.

   We are making this offer upon the terms and subject to the conditions described in the enclosed materials, including those we describe in Section 6. This offer is not conditioned upon a minimum number of options being surrendered. This offer does not apply to options outstanding under any other stock option plan or issued in exchange for options granted under any other plan.

                                   IMPORTANT

   Regardless of whether you wish to surrender options for exchange, you must complete and sign the election form and return it to Ms. Aileen Torrance, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, before 5:00 P.M., Eastern Standard Time, on October 26, 2001. If you do not properly complete and deliver the election form before this offer expires, it will have the same effect as if you rejected this offer.

   If you elect to exchange your options, you will have surrendered those options, and they will be cancelled and of no further effect, as of the date we accept your election to exchange. Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we currently expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn.

   We have not authorized any person to make any recommendation on our behalf as to whether you should surrender or not surrender your outstanding stock options for exchange through this offer. You should rely only on the information in these materials or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in these materials. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

 This document constitutes part of the Section 10(a) prospectus relating to our Amended and Restated 1997 Stock Option Plan registered with the Securities and
                              Exchange Commission.

   Offer to Exchange, dated September 24, 2001, as amended on October 9, 2001

                               TABLE OF CONTENTS

                                                                                   Page No.
                                                                                   --------
SUMMARY TERM SHEET...............................................................      1
THE OFFER........................................................................      6
 1. NUMBER OF OPTIONS; EXPIRATION DATE...........................................      6
 2. PURPOSE OF THIS OFFER........................................................      7
 3. PROCEDURES FOR SURRENDERING OPTIONS..........................................      7
 4. CHANGE IN ELECTION...........................................................      8
 5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW
    OPTIONS......................................................................      8
 6. CONDITIONS OF THIS OFFER.....................................................      9
 7. PRICE RANGE OF CLASS A COMMON STOCK..........................................     10
 8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.....................     10
 9. INFORMATION ABOUT AMERICAN TOWER; SUMMARY FINANCIAL INFORMATION; RISK
    FACTORS......................................................................     14
10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING
    THE OPTIONS..................................................................     18
11. ACCOUNTING CONSEQUENCES OF THIS OFFER; STATUS OF OPTIONS ACQUIRED BY US IN
    THIS OFFER...................................................................     19
12. LEGAL MATTERS; REGULATORY APPROVALS..........................................     19
13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES................................     19
14. EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT..............................     21
15. FEES AND EXPENSES............................................................     22
16. ADDITIONAL INFORMATION.......................................................     22
17. MISCELLANEOUS................................................................     23
SCHEDULE A  INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN
            TOWER................................................................     24

                               SUMMARY TERM SHEET

   The following are answers to some of the questions that you may have about our offer. We urge you to read all of these materials carefully because the information in this summary is not complete. We have included references to the relevant sections following this summary where you can find a more complete description of the topics in this summary.

Q.1. What options are covered by this offer?

   We are offering you the opportunity to ask us to exchange any or all outstanding Class A common stock options having an exercise price of $20.00 or more per share. In order to receive a new option in exchange for a surrendered option, you must be an employee of us or one of our subsidiaries on the grant date of the new options, which will be at least six months plus one day after the expiration of this offer. (See Section 1)

Q.2. Why are we making this offer?

   We believe it is important to align the interests of our employees with those of our stockholders. Because many of our employees' outstanding options have exercise prices that are significantly higher than the current market price of our Class A common stock, we felt it appropriate to offer this exchange program to re-establish the alignment of interests. (See Section 2)

Q.3. Are there conditions to this offer?

   Yes, there are minimum conditions to this offer as described within these materials. We believe the conditions of this offer are customary for programs of this sort, including the conditions described in Section 6. This offer is not conditioned upon a minimum number of option holders participating in this offer or a minimum number of options being surrendered. If we accept your options for exchange, you will be deemed to have surrendered them on the date of that acceptance which will be immediately after this offer expires. We currently expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn.

Q.4. What if I am an employee of American Tower or one of its subsidiaries when this offer expires, but not an employee on the grant date of the new options?

   If you surrender any portion of your existing options for exchange and your employment ends for any reason prior to the grant of the new options, you will not receive the new options. You must be employed by us or one of our subsidiaries on the date of the new grant in order to receive the new options. Your surrendered options will have been cancelled and cannot be restored. Remember, the new options you receive will not be granted until six months plus one day after the expiration of this offer. (See Section 1)

   If you do not surrender your options, then, when your employment with us ends, you generally will be able to exercise your eligible options following the termination of your employment to the extent set forth in the applicable option agreement.

Q.5. How many new options will I receive in exchange for the options I surrender for exchange?

   For every three shares of Class A common stock that your surrendered option is exercisable for, you will receive an option to purchase two shares of Class A common stock. For example:

  If you surrender options exercisable for: You will receive new options exercisable for:
  ----------------------------------------- ---------------------------------------------
              3,000 shares                                  2,000 shares
              1,000 shares                                   667 shares
               300 shares                                    200 shares

   We will not issue any options exercisable for fractional shares, and will round up all fractional shares. (See Section 1)

Q.6. When will I receive my new options?

   If the offer expires on October 26, 2001 as currently planned, the new options will have a grant date of approximately April 29, 2002. We expect to distribute the new option agreements within two weeks after the date of grant of the new options. (See Section 5)

Q.7. Why won't I receive my new options immediately after the expiration date of this offer?

   In order to avoid our being subject to the undesirable accounting consequences described below, the new options will not be issued immediately after the expiration date of the offer. If we grant the new options on any date earlier than six months plus one day after the date we accept your surrender of your existing options, we would be required, for accounting purposes, to treat the new options as variable awards. Issuing variable awards would require us periodically to reflect increases and decreases in the price of our Class A common stock as a compensation expense or credit relating to the options. We would have to continue this variable accounting for these options until they were exercised, forfeited or terminated. The higher the market value of our Class A common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months plus one day, we believe we will not have to treat the new options as variable awards. (See Section 11)

Q.8. What will the exercise price of the new options be?

   The new options will have an exercise price equal to the per share closing price of our Class A common stock as reported by the New York Stock Exchange on the date the new options are granted. We recommend that you obtain current market quotations for our Class A common stock before deciding whether to elect to surrender your options. (See Section 8)

Q.9. When will the new options vest?

   All of the new options granted will have a vesting schedule that is new and completely unrelated to the vesting schedule of the options surrendered. Each new option granted will vest on a cumulative basis in three equal amounts over a period of three years. This means that one-third will vest on the first anniversary of the date of the new grant, an additional one-third on the second anniversary, and the balance on the third anniversary. As a consequence, to the extent that the surrendered option was already vested on the date that the option is surrendered, or would have vested between the surrender date and the grant date of the new option, you will lose the benefit of that vesting. Please note that the options you currently have generally provide for a four or five year annual vesting schedule, and some portion of those options may be vested.

Q.10. Will I have to wait longer to purchase Class A common stock under my new options than I would under the options I surrender?

   Yes, to the extent that your surrendered options were vested before the grant date of the new options. If you surrender options that are vested, you could have exercised them at any time in accordance with their terms if you had not surrendered them. You will not be able to exercise your new options until, at the earliest, the first anniversary of the date that you receive them, and then only to the extent of one-third.

Q.11. When will the new options expire?

   The new options will expire ten years from the date that the new options are granted. Your existing options also expire ten years from the date they were granted. (See Section 8)

Q.12. If I elect to exchange options, do I have to exchange all of my options or can I just exchange some of them?

   If you elect to exchange an option grant, you do not need to exchange all of your eligible option grants. For example, if you have three option grants at different exercise prices, $17.00, $27.00 and $32.00, and you elect to surrender options in this offer, you can exchange the $32.00 option grant and not exchange the $27.00 option grant, or vice versa. You must, however, exchange all options subject to the option grant that you are surrendering for exchange. You will not be able to exchange the $17.00 option grant because it has an exercise price of less $20.00 per share and, therefore, is an ineligible option. (See Section 3)

   However, if you decide to tender any of your eligible options, then you must tender all of the options that you received after April 25, 2001 and prior to the expiration date of this offering that have a lower exercise price than the highest exercise price of the options that you elect to tender. For example, if you received an option grant in December 1999 at an exercise price of $35.00 per share and an option grant in May 2001 at an exercise price of $17.00 per share and you want to tender your December 1999 option grant, you would also be required to tender your May 2001 option grant, even though it is below $20.00 per share, because it has a lower exercise price than the tendered December 1999 option and was granted after April 25, 2001.

Q.13. Can I change my election regarding particular options I surrender?

   Yes, you may change your election regarding particular options at any time before the offer expires. If we extend the offer beyond that time, you may change your election regarding particular options at any time until the extended expiration of the offer. In order to change your election, you must deliver to Ms. Aileen Torrance at American Tower a change in election form. If you change your election in order to accept the offer, you must deliver to her a new election form, which includes the information regarding your new election, and which is clearly dated after your original election form. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded. (See Section 4)

Q.14. Will I be required to give up all my rights to the surrendered options?

   Yes. Once we have accepted options surrendered by you, your options will be cancelled and you will no longer have any rights under those options. Although we reserve the right to accept or reject surrendered options, in whole or in part, we currently expect that we will accept promptly after the expiration of the offer all properly surrendered options that are not validly withdrawn. (See
Section 5)

Q.15. If I surrender options in this offer, will I be eligible to receive other option grants before I receive my new options? If not, what will happen to the grants that are usually made as part of the year-end performance reviews?

   No. If we accept options you surrender in this offer, you will not be eligible to receive any other option grants before you receive your new options. (See Section 5)

   We intend, unless presently unforeseen circumstances arise, to postpone the general customary year-end grants made as part of the performance reviews until after the grant of the new options. Therefore, you will not be disadvantaged if you elect to participate in this offer because you will still receive any additional grant based on your year-end review. Any such grants will be made at least six months and one day after the date when we accept and cancel options tendered for exchange (i.e. April 2002 instead of December 2001). The exercise price of such options would, of course, be based on the closing price of the Class A common stock on the New York Stock Exchange on the actual grant date.

Q.16. What if American Tower enters into a merger or other similar transaction prior to the grant of new options?

   It is possible that, prior to the grant of new options, we could enter into an agreement such as a merger or other similar transaction that could result in a material change in our business or management. If such a transaction occurs before the new options are granted, then, on such date as the new options would have been granted to you as described in this offer, if you are then still employed by us, you will receive such consideration as you would have received had you held such options on the date of such transaction. Since none of your new options would have vested, you would not be entitled to receive anything if the transaction results in a cash-out of the stockholders. However, if your options would have been assumed or substituted by an acquiring company, as is normally the case if the transaction involves the issuance of common stock by the acquiring or surviving company, you will on such date receive options to purchase shares of common stock of the acquiring company. The number of shares covered by those options would be equal to the number of shares of Class A common stock for which you would otherwise have been granted options, multiplied by the conversion ratio applicable to the transaction, at an exercise price equal to the fair market value of the acquiring or surviving company's stock on the date the new options are granted. The promise to grant stock options that we will give you is a binding commitment, and any successor to us will be bound to honor that commitment.

   You should note that depending on the structure or the type of the transaction, if you surrender options you might be deprived of any future price appreciation in the shares subject to the new options and you might receive an option to purchase a security other than our Class A common stock.

Q.17. What happens if the stock price increases after the date my surrendered options are cancelled?

   You will not benefit from any increase in our Class A common stock price before the grant date of the new options. The exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of Class A common stock on the date of grant, as determined by the closing price reported by the New York Stock Exchange on that date. For example, should the market, including our share price, recover generally, you will not receive the benefit of that appreciation. In addition, from time to time we engage in mergers, acquisitions and other strategic transactions. If we engage in such a transaction before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the current trading prices or the exercise price of your surrendered options. You may not, therefore, enjoy the benefit of any appreciation in connection with such a transaction, because the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the price being paid for the shares in the transaction, resulting in limited or no financial benefit to you.

   For example, if you surrender options with a $22.00 exercise price, and our Class A common stock appreciates to $25.00 by the time the new option grants are made, your new option will have a higher exercise price than your surrendered option.

Q.18. Will I have to pay U.S. federal income taxes if I exchange my options in this offer?

   If you elect to surrender options for exchange, we believe you should not recognize income for U.S. federal income tax purposes at the time of the surrender of your eligible options or at the time we grant new options to you. We recommend that you consult with your own tax advisor to determine the tax consequences of this offer to you. (See Section 13)

Q.19. If my current options are incentive stock options, will my new options be incentive stock options?

   Except as explained below, all new options that are issued upon surrender of cancelled incentive stock options are intended to be incentive stock options. One of the requirements of an incentive stock option is that no more than $100,000 of incentive stock options can first become exercisable in any one calendar year. The $100,000 amount is determined on the date of grant and is based on the fair market value of the Class A common stock on the date of grant (and includes all options first exercisable whether or not the options are part of the same grant). Therefore, it is possible that a portion of any new option granted pursuant to this offer will not satisfy the $100,000 limit. The excess above this $100,000 limit of any such option will be deemed to be a nonqualified stock option. (See Section 13)

Q.20. What happens if I elect not to surrender any options pursuant to this offer?

   Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms. These options will retain their current exercise price and current vesting schedule.

   Please note that through these materials, we are offering you the opportunity to ask us to exchange your options on the terms described in these materials, and that we have the right to reject any tenders that you may make to us. We have reserved this right in an effort to protect the tax status of incentive stock options that are not tendered in view of the following IRS ruling. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged, whether or not it was exchanged. We believe that by reserving a right to reject any options tendered we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be but are not surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options. (See Section 13)

Q.21. When does this offer expire? Can this offer be extended, and if so, how will I know if it is extended?

   This offer expires on October 26, 2001, at 5:00 P.M., Eastern Standard Time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If we extend this offer, we will notify you of the extension. (See Section 1)

Q.22. What do I need to do?

   Whether you elect to surrender your options for exchange or not, you need to make your election and sign the election form and deliver it to Ms. Aileen Torrance at American Tower before 5:00 P.M., Eastern Standard Time, on or prior to October 26, 2001. If you do not properly complete and deliver the election form before this offer expires, it will have the same effect as if you rejected this offer. If you have any other questions, please contact her. We will only accept a manually signed copy of your election form. Delivery by e-mail or facsimile will not be accepted. (See Section 3)

   If we extend this offer beyond October 26, 2001, then you must sign and deliver the election form before the extended expiration date. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Q.20. What happens if I elect not to surrender any options pursuant to this offer?" Although we may reject all requests to exchange eligible options at our discretion, we currently expect to accept for exchange all eligible options which you request us to exchange promptly after this offer expires.

Q.23. What do we recommend you do in response to this offer?

   Although our board of directors has approved this offer, it recognizes that your decision is an individual one that should be based on a variety of factors. As a result, you should consult with your personal legal and financial advisors before deciding whether to surrender your existing options. We are not making a recommendation as to whether or not you should ask us to exchange options pursuant to this offer. However, please note that if you accept this offer and are not an employee on the date the new options are granted, you will not receive the new options and you will have given up the opportunity to exercise the options, to the extent vested, you surrendered in accepting this offer.

Q.24. Who can I talk to if I have questions about this offer?

   For additional information or assistance, you should contact Ms. Aileen Torrance at (617) 375-7500.

                                   THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

   We are offering you the opportunity to ask us to exchange eligible stock options held by you for new options. Eligible options are all outstanding stock options to purchase Class A common stock that have been granted under the Plan and that have an exercise price of $20.00 or more per share. This offer does not apply to options outstanding under any other stock option plan or issued in exchange for options granted under any other plan. All full-time and part-time employees holding eligible options, other than most of our executive officers, are eligible to participate.

   You will not receive a grant of new options if you are not still employed by us or one of our subsidiaries on the date that the new options are granted. The new options will be granted not earlier than six months plus one day after the expiration of this offer.

   IF YOU WERE GRANTED OPTIONS ON OR AFTER APRIL 25, 2001 AND YOU WISH TO TENDER ANY ELIGIBLE OPTIONS, YOU WILL BE REQUIRED TO TENDER ALL OPTIONS RECEIVED ON OR AFTER APRIL 25, 2001 THAT HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION WITH THE HIGHEST EXERCISE PRICE YOU TENDER.

   If you elect to surrender eligible options, you must surrender all unexercised options from an eligible option grant. Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging options that a proper election is made for and not withdrawn in accordance with Sections 3 and 4.

   For every three shares of Class A common stock that your surrendered option is exercisable for, you will receive an option to purchase two shares of Class A common stock. For example:

  If you surrender options exercisable for: You will receive new options exercisable for:
  ----------------------------------------- ---------------------------------------------
              3,000 shares                                  2,000 shares
              1,000 shares                                   667 shares
               300 shares                                    200 shares

   The vesting of the new options will be on a cumulative basis, with one-third vesting on each of the first, second and third anniversaries of the date the new option is granted.

   We will not issue any options exercisable for fractional shares, and will round up all fractional shares. The exact number of eligible option shares that you have now and the number of new options that you would have if you participated in the exchange and exchanged all of your eligible options is set forth in the enclosed election form. We will issue any new options under the Plan. In addition, we will enter into a new option agreement with you in substantially the form of the incentive stock option agreement and/or nonqualified stock option agreement, depending on the options you surrender and certain tax requirements, filed with these materials.

   The term "expiration date" means 5:00 P.M., Eastern Standard Time, on October 26, 2001, unless and until we extend the period of time during which this offer will remain open. If we extend the period of time during which this offer remains open, the term "expiration date" will refer to the latest time and date at which this offer expires.

   We will notify you if we decide to take any of the following actions:

  (a) we increase or decrease what we will give you in exchange for your options; or

  (b) we increase or decrease the option exercise price which serves as the threshold for options eligible to be exchanged in this offer.

   If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date of that notice.

   A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 5:00 P.M., Eastern Standard Time.

2.PURPOSE OF THIS OFFER.

   We are making this offer for compensatory purposes and to further advance our corporate philosophy. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Class A common stock as reported by the New York Stock Exchange. By making this offer we intend to enhance stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

   Except as otherwise described in these materials or in our filings with the Securities and Exchange Commission or as previously publicly announced, we presently have no plans or proposals that relate to or would result in:

  (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

  (b) any sale or other disposition of all or substantially all of our consolidated assets;

  (c) any material change in our present dividend policy or our indebtedness or capitalization;

  (d) any material change in our present board of directors or senior management;

  (e) any other material change in our corporate structure or business;

  (f) our Class A common stock not being authorized for trading on the New York Stock Exchange;

  (g) our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

  (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

  (i) any change to our certificate of incorporation or bylaws or any other actions that would make it more difficult for any person to acquire control of us.

3.PROCEDURES FOR SURRENDERING OPTIONS.

   Proper Surrender of Options. To validly surrender some or all of your eligible options for exchange, you must, in accordance with the terms of the election form, properly complete and execute by manual signature the election form and deliver the election form to Ms. Aileen Torrance at American Tower. She must actually receive the election form before the expiration date, which unless extended is currently scheduled for 5:00 P.M., Eastern Standard Time, October 26, 2001. We will only accept a manually signed copy of your election form.

The delivery of all documents, including election forms and any notices to change your election from "accept" to "reject" or "reject" to "accept" is at your risk.

   DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility, including time of receipt, and acceptance of any surrender of options. Our determination of these matters will be final and binding on all parties. Furthermore, subject to our compliance with Rule 13e-4 under the Securities Exchange Act, we reserve the right to reject any or all surrenders of options in our discretion. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Summary Term Sheet--Q.20. What happens if I elect not to surrender any options pursuant to this offer?" We further reserve the right to waive any of the conditions of this offer or any defect or irregularity in any surrender of any particular options or for any particular option holder. This is a one-time offer, and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

   OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your surrender of options pursuant to the procedures described in this offer constitutes your acceptance of the terms and conditions of this offer. Our acceptance for exchange of your surrendered options through this offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of this offer. Our promise to grant stock options that we will give you reflects this commitment.

   Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we currently expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn.

4. CHANGE IN ELECTION.

   You may only change your election to surrender your options by following the procedures described in this section. If you elect to surrender your options and you later want to change your election, you must do so with respect to all eligible options of a particular grant. Similarly, if you elect not to surrender your options and you later want to change your election, you must do so with respect to all eligible options of a particular grant. We will only accept a manually signed copy of your change in election form. Delivery by e-mail or facsimile will not be accepted.

   To change your election, you must deliver a change in election form to Ms. Aileen Torrance at American Tower. The change in election form must be signed by you, have your printed name on it, and must clearly indicate whether you elect to participate in this offer. If you are changing your election in order to accept the offer, you must also complete a new election form, which must be clearly dated after your original election form. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded.

   You may change your election at any time before 5:00 P.M., Eastern Standard Time, on the expiration date. If we extend this offer beyond that time, you may change your election more than once and at any time until the extended expiration of this offer. In addition, unless we accept your options for exchange prior to forty business days from the commencement of this offer, you may withdraw your surrendered options at any time after the expiration date.

   Neither we nor any other person is obligated to give notice of any defects or irregularities in any change in election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of change in election forms. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

   For purposes of this offer, we will be deemed to have accepted options for exchange that are properly surrendered to us prior to the expiration date and which have not been withdrawn as of the time when we give written notice to option holders of our acceptance of the surrendered options for exchange. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Summary Term Sheet--Q.20. What happens if I elect not to surrender any options pursuant to this offer?" Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject any or all tenders for exchange at our discretion, we currently expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn. If we accept your tender, we will advise you promptly after the expiration date of that acceptance and our commitment to grant you the new options.

   On the terms and subject to the conditions of this offer and promptly following the expiration date, we will (1) cancel the surrendered options that you have not withdrawn and which we have accepted for surrender, and (2) issue to you a promise to grant new stock options on the new grant date, which will be at least six months plus one day after the expiration date. We expect you will receive your new option agreement within two weeks after the grant date of the new options. You will not receive a grant of new options if you are not still employed by us on the date that the new options are granted. The grant date of the new options will be at least six months plus one day after the expiration of this offer.

6. CONDITIONS OF THIS OFFER.

   We will not be required to accept any options surrendered to us. We have reserved this right in an effort to protect the tax status of any incentive stock options that are not tendered, as further explained in the "Summary Term Sheet-Q.20-What happens if I elect not to surrender any options pursuant to this offer?" Additionally, we may terminate or amend this offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, we believe it is inadvisable for us to proceed with this offer:

  (a) any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the surrendered options, the issuance of new options, or otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition, financial or other, income, operations or prospects or materially impair the benefits we believe we will receive from this offer;

  (b) any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

      (i) make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options or otherwise restrict or prohibit consummation of this offer or otherwise relate to this offer;

      (ii) delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue new options for some or all of the surrendered options; or

      (iii) materially and adversely affect our business, condition, financial or other, income, operations or prospects;

  (c) there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  (d) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with this offer for financial reporting purposes;

  (e) another person publicly makes or proposes a tender or exchange offer for some or all of our Class A common stock, or an offer to merge with or acquire us, or we learn that:

      (i) any person, entity or "group", within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class A common stock, or any new group is formed that beneficially owns more than 5% of the outstanding shares of our Class A common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

      (ii) any such person, entity or group that has filed a Schedule 13D or
           Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class A common stock; or

      (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

  (f) any change or changes occurs in our business, condition, financial or other, assets, income, operations, prospects or stock ownership that in our reasonable judgment is or may be material to us.

   The conditions to this offer are for our benefit. We may assert them in our discretion prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this offer. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon everyone.

7. PRICE RANGE OF CLASS A COMMON STOCK.

   Our Class A common stock is traded on the New York Stock Exchange under the symbol "AMT". The following table presents reported high and low sale prices of our Class A common stock on the Composite Tape of the New York Stock Exchange for the years 1999 and 2000 and through September 19, 2001.

                                                                     High   Low
                                                                     ----- -----
1999
Quarter ended March 31.............................................. 30.25 20.50
Quarter ended June 30............................................... 26.88 20.50
Quarter ended September 30.......................................... 26.00 19.50
Quarter ended December 31........................................... 33.25 17.13

2000
Quarter ended March 31.............................................. 55.50 28.56
Quarter ended June 30............................................... 50.44 36.31
Quarter ended September 30.......................................... 47.63 27.63
Quarter ended December 31........................................... 42.44 28.75

2001
Quarter ended March 31.............................................. 41.50 17.70
Quarter ended June 30............................................... 28.75 14.20
Quarter ended September 30 (through September 19)................... 20.62  9.50

   On September 19, 2001, the closing price of our Class A common stock was $11.60, as reported on the New York Stock Exchange.

   We recommend that you obtain current market quotations for our Class A common stock before deciding whether to elect to surrender your eligible options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

   Consideration. For every three shares of Class A common stock that your surrendered option is exercisable for, you will receive an option to purchase two shares of Class A common stock. For example:

  If you surrender options exercisable for: You will receive new options exercisable for:
  ----------------------------------------- ---------------------------------------------
              3,000 shares                                  2,000 shares
              1,000 shares                                   667 shares
               300 shares                                    200 shares

   Each new option granted will vest on a cumulative basis in three equal amounts over a period of three years. This means that one-third will vest on the first anniversary of the date of the new grant, an additional one-third on the second anniversary, and the balance on the third anniversary.

   The exercise price of the new options will equal the closing price of a share of Class A common stock as reported by the New York Stock Exchange on the date of grant, which will be at least six months plus one day after the expiration of this offer.

   As of September 14, 2001, there were issued and outstanding options to purchase approximately 9.1 million shares of our Class A common stock that are eligible to participate in this offer. If all outstanding eligible options are exchanged, we will grant new options to purchase a total of approximately 6.1 million shares of our Class A common stock. Assuming all such options are issued, the Class A common stock issuable upon exercise of the new options will equal approximately 3.3% of the total shares of our Class A common stock outstanding as of September 14, 2001. We will issue the new options under the Plan. We do not have any intention of issuing new options under any other stock option plan.

   TERMS OF NEW OPTIONS. We will enter into a new option agreement with each option holder who has had options cancelled pursuant to this offer. The terms and conditions of the new options may vary from the terms and conditions of the options surrendered. Because we will not grant new options until at least six months plus one day after the date we cancel the old options, the new options may have a higher exercise price than some or all of the old options, including as a result of a significant corporate event. The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

   The following descriptions of the Plan and the form of the new option agreements are summaries and are not complete. Complete information about the Plan and the new options is included in the documents governing the Plan and the form of the new option agreement(s) to be entered into between you and us. The Plan and the form of the new incentive stock option agreement and nonqualified stock option agreement are on file with the SEC as exhibits to the Schedule TO that was filed in connection with this offer. Please contact Ms. Aileen Torrance to request copies of the Plan and the form of the new option agreements. We will provide copies promptly and at our expense.

   GENERAL. The maximum number of shares of common stock issuable in connection with options granted under the Plan is 24,000,000 shares. However, pursuant to an amendment to the Plan approved by the stockholders in May 2001, effective September 30, 2001, and each September 30 thereafter, the maximum number of shares issuable in connection with options granted under the Plan will increase to 12% of our outstanding Class A common stock on a modified fully-diluted share basis. Based on the outstanding common stock on September 14, 2001, the maximum number would increase from 24,000,000 to 27,000,000. No one person may receive options to purchase more than 5,000,000 shares under the Plan in any one fiscal year. All new options to be granted under the Plan will be to purchase Class A common stock.

   The Plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code and nonqualified options, which are options that do not qualify as incentive stock options. Subject to the limitations of the Internal Revenue Code, the new options that are issued upon surrender of incentive stock options are intended to qualify as incentive stock options. New options that are issued upon surrender of nonqualified stock options will be nonqualified stock options to the extent permitted by law.

   ADMINISTRATION. The Compensation Committee of our board of directors administers the Plan. The Compensation Committee members are appointed by our board of directors to serve for terms specified by the board. The Compensation Committee must consist solely of at least two directors who are both "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The board may remove or reconstitute the Compensation Committee at any time, subject to those requirements.

   TERM. The Compensation Committee fixes the term of each option granted under the Plan at the time of grant. The new options to be granted in connection with the exchange will have a term of ten years that will expire ten years from the date of grant.

   TERMINATION. Except as your new option agreement or the Plan otherwise provides, the new options will not be exercisable following termination of your employment. In that case, your new option will be exercisable, to the extent of the number of shares then vested, (a) as if you continued as an employee, if the termination is the result of your disability, (b) by your executors, administrators or any person to whom your new option may be transferred by will or the laws of descent and distribution to the extent you were entitled to exercise the new option, or (c) within three months of termination for any other reason except as explained below. However, in no event will a new option be exercisable after its expiration date.

   Under the terms of the Plan, if our board of directors determines that you have engaged in fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of rendering services to us, which damaged us, or have disclosed our trade secrets or other proprietary information or your employment was otherwise terminated for "cause" as defined in any employment agreement, or, if no employment agreement exists, "cause" as determined by the Compensation Committee, (a) you shall forfeit all unexercised options and all exercised options under which we have not yet delivered certificates, and (b) we will have the right to repurchase all or any part of the shares of Class A common stock acquired by you upon the earlier exercise of any option, at a price equal to the amount paid to us upon exercise, together with interest as determined pursuant to the terms of the Plan. The decision of our board of directors as to the cause of your discharge and the damage done to us is final, binding and conclusive.

   EXERCISE PRICE. The new options will have an exercise price equal to the closing price of our Class A common stock as reported on the New York Stock Exchange on the date of grant of the new option, which we expect will be approximately April 29, 2002.

   PAYMENT OF EXERCISE PRICE. Class A common stock purchased upon the exercise of a new option granted under the Plan can be paid for as follows:

  (a) in cash or by check, payable to the order of American Tower;

  (b) to the extent explicitly provided in an option agreement, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker, or a copy of irrevocable and unconditional instructions to a creditworthy broker, to deliver promptly to us sufficient funds to pay the exercise price, together with any withholding tax resulting from such exercise;

  (c) except to the extent the Compensation Committee determines otherwise in its sole discretion, by delivery of shares of Class A common stock owned by you having a fair market value equal to the exercise price. However, you may not make payment in shares of Class A common stock previously acquired by you pursuant to the exercise of any incentive stock option, unless those shares have been held by you for at least two years from the date of grant of the incentive stock option and at least one year from the date it was exercised;

  (d) to the extent explicitly provided in an option agreement by delivery to us of your promissory note on terms set forth in the Plan and otherwise as determined by the board of directors; or

  (e) any combination of the above permitted forms of payment.

   VESTING AND EXERCISE. The Compensation Committee has the authority to determine the time or times at which options granted under the Plan may be exercised. The Compensation Committee may also accelerate the exercisability of options. The vesting of the new options will be in accordance with the vesting schedule described above.

   ADJUSTMENTS UPON CERTAIN EVENTS. The Plan contains provisions for the treatment of options in the event of (a) a merger or consolidation, (b) any sale of all or substantially all of our assets, or (c) our complete liquidation.

   The number of shares of Class A common stock covered by any outstanding option and the price per share payable upon exercise shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Class A common stock resulting from any subdivision, split, combination or consolidation of shares of Class A common stock or the payment of a dividend in shares of common stock or other securities of us on the Class A common stock. The decision of our board of directors as to any such adjustment shall be final, binding and conclusive.

   If while unexercised options remain outstanding under the Plan we merge or consolidate with a wholly-owned subsidiary for the purpose of reincorporating under the laws of another jurisdiction, you will be entitled to acquire shares of Class A common stock of the reincorporated company upon the same terms and conditions as were in effect immediately prior to the reincorporation, unless the reincorporation involves a change in the number of shares or the capitalization of us, in which case proportional adjustments shall be made, and the Plan, unless otherwise rescinded by our board or directors, will remain the Plan of the reincorporated company.

   Except as otherwise provided in the preceding paragraph, "Applicable Event" means if we are merged or consolidated with another corporation, whether or not we are the surviving entity, or if we are liquidated or sell or otherwise disposes of all or substantially all of our assets to another entity while unexercised options remain outstanding under the Plan, or if other circumstances occur in which our board of directors in its sole and absolute discretion deems it appropriate for the provisions of this paragraph to apply (in each case, an "Applicable Event"). If an Applicable Event occurs, then

  (a) you shall be entitled, upon exercise of your new option, to receive in lieu of shares of Class A common stock, such stock or other securities or property as you would have received had you exercised such option immediately prior to the Applicable Event; or

  (b) our board of directors may, in its sole and absolute discretion, waive, generally or in one or more specific cases, any limitations imposed pursuant to the applicable vesting provisions so that some or all new options from and after a date prior to the effective date of such Applicable Event, specified by our board of directors, in its sole and absolute discretion, shall be exercisable in full; or

  (c) our board of directors may, in its sole and absolute discretion, cancel all outstanding and unexercised options as of the effective date of any such Applicable Event; or

  (d) our board of directors may, in its sole discretion, convert some or all options into options to purchase the stock or other securities of the surviving corporation pursuant to an Applicable Event; or

  (e) our board of directors may, in its sole and absolute discretion, assume the outstanding and unexercised options to purchase stock or other securities of any corporation and convert such options into options to purchase Class A common stock, whether pursuant to the Plan or not, pursuant to an Applicable Event.

      We are required to give notice of any cancellation pursuant to clause
      (c) to each holder of an option not less than thirty days preceding the effective date of the Applicable Event. Our board of directors may, in its sole and absolute discretion, waive, generally or in one or more specific instances, any limitations imposed pursuant to the applicable vesting provisions with respect to any option so that the option shall be exercisable in full or in part, as our board of directors may, in its sole and absolute discretion, determine, during such thirty-day period.

   TAX CONSEQUENCES. You should refer to Section 13 below for a discussion of the material U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

   REGISTRATION OF OPTION SHARES. All shares of Class A common stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of new options, have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of us, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9. INFORMATION ABOUT AMERICAN TOWER; SUMMARY FINANCIAL INFORMATION; RISK
   FACTORS.

                                 AMERICAN TOWER

   We are a leading independent owner, operator and developer of broadcast and wireless communications towers, based on our number of towers. We provide turnkey products and services that help deliver wireless communications and broadcast transmissions in North America and Internet data traffic around the world. We operate in three business segments: rental and management, network development services, and satellite and fiber network access services. Giving effect to pending transactions, we operate approximately 14,400 sites in the United States, Mexico, and Brazil, including approximately 300 broadcast tower sites. Of the 14,400 sites, approximately 13,500 are owned or leased towers and approximately 900 are managed and lease/sublease sites.

   Our principal corporate offices are located at 116 Huntington Avenue, Boston, Massachusetts 02116. Our Class A common stock is listed on the New York Stock Exchange under the symbol "AMT".

   See "Additional Information" in Section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our consolidated financial statements.

   Financial Information: The information set forth on pages F-2 through F-32 of our Annual Report on Form 10-K for its fiscal year ended December 31, 2000 and the information set forth on pages 1 through 31 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 is incorporated herein by reference.

                         SUMMARY FINANCIAL INFORMATION

   The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2000 and our unaudited condensed consolidated financial statements for the interim period ended June 30, 2001 incorporated by reference in this document. The consolidated statements of operations data for the years ended December 31, 2000 and 1999, and the consolidated balance sheet data as of December 31, 2000 and 1999, have been derived from our audited consolidated financial statements incorporated by reference in this document. The consolidated statements of operations data for the six months ended June 30, 2001 and 2000, and the consolidated balance sheet data as of June 30, 2001, are derived from unaudited condensed consolidated financial statements incorporated by reference in this document.

   Results for the six months ended June 30, 2001, are not necessarily indicative of the expected results for the full year.

   We do not consider divisional cash flow and EBITDA as substitutes for other measures of operating results or cash flow from operating activities or as a measure of our profitability or liquidity. Divisional cash flow and EBITDA are not calculated in accordance with generally accepted accounting principles. However, we have included them because they are generally used in the communications site industry as a measure of a company's operating performance. More specifically, we believe they can assist in comparing company performances on a consistent basis without regard to depreciation and amortization. Our concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions are involved, or non-operating factors such as historical cost bases. We believe divisional cash flow is useful because it enables you to compare divisional performance before the effect of development and corporate general and administrative expenses that do not relate directly to such performance.

                                            Year Ended        Six Months Ended
                                           December 31,           June 30,
                                        -------------------  -------------------
                                          1999      2000       2000      2001
                                        --------  ---------  --------  ---------
                                         (in thousands, except share and per
                                                     share data)
Statements of Operations Data:
Operating revenues....................  $258,081  $ 735,275  $282,564  $ 525,436
                                        --------  ---------  --------  ---------
Operating expenses:
Operating expenses (1)................   155,857    524,074   199,367    395,832
Depreciation and amortization.........   132,539    283,360   122,291    198,955
Development expense (2)...............     1,607     14,517     5,184      5,302
Corporate general and administrative
 expense..............................     9,136     14,958     6,515     11,534
                                        --------  ---------  --------  ---------
  Total operating expenses............   299,139    836,909   333,357    611,623
                                        --------  ---------  --------  ---------
Loss from operations..................   (41,058)  (101,634)  (50,793)   (86,187)
Interest expense......................   (27,492)  (156,839)  (70,587)  (136,740)
Interest income and other, net........    17,695     13,018     6,437     12,858
Interest income, TV Azteca, net (3)...     1,856     12,679     5,463      7,120
Note conversion expense (4)...........              (16,968)  (16,968)
Loss on investment in US Wireless.....                                   (22,226)
Minority interest in net (earnings)
 losses of subsidiaries (5)...........      (142)      (202)      (58)         3
                                        --------  ---------  --------  ---------
Loss before income taxes and extraor-
 dinary losses........................   (49,141)  (249,946) (126,506)  (225,172)
(Provision) benefit for income taxes..      (214)    59,656    30,214     49,725
                                        --------  ---------  --------  ---------
Loss before extraordinary losses
 extraordinary losses ................  $(49,355) $(190,290) $(96,292) $(175,447)
                                        ========  =========  ========  =========
Basic and diluted loss per common
 share before extraordinary
 losses (6)...........................  $  (0.33) $   (1.13) $  (0.60) $   (0.93)
                                        ========  =========  ========  =========
Weighted average common shares out-
 standing (6).........................   149,749    168,715   158,768    188,976
                                        ========  =========  ========  =========
Other Operating Data:
Divisional cash flow (7)..............  $102,224  $ 223,880  $ 88,660  $ 136,724
EBITDA (8)............................    91,481    194,405    76,961    119,888
EBITDA margin (8).....................    35.4%     26.4%      27.2%     22.8%

                                                   December 31,       June 30,
                                               --------------------- ----------
                                                  1999       2000       2001
                                               ---------- ---------- ----------
                                                        (in thousands)
Balance Sheet Data:
Cash and cash equivalents....................  $   25,212 $   82,038 $  440,842
Property and equipment, net..................   1,092,346  2,296,670  2,912,155
Total assets.................................   3,018,866  5,660,679  7,002,398
Long-term obligations, including current por-
 tion........................................     740,822  2,468,223  3,590,488
Total stockholders' equity...................   2,145,083  2,877,030  3,062,243

--------
(1) Consists of operating expenses other than depreciation and amortization, and development and corporate general and administrative expenses.

(2) Development expense includes uncapitalized acquisition costs, costs to integrate acquisitions, costs associated with new business initiatives, abandoned acquisition costs and costs associated with tower site inspections and related data gathering.

(3) Interest income, TV Azteca, net of interest expense of $1.0 million during the year ended December 31, 2000, and $0.6 million and $0.5 million during the six months ended June 30, 2001 and 2000, respectively.

(4) Note conversion expense represents the fair value of incremental stock issued to noteholders to induce them to convert their holdings prior to the first scheduled redemption date.

(5) Represents the minority interest in net earnings of our non-wholly-owned subsidiaries.

(6) We computed basic and diluted loss per common share before extraordinary losses using the weighted average number of shares outstanding during each period presented. We have excluded shares issuable upon exercise of options and other common stock equivalents from the computations as their effect is anti-dilutive.

(7) Divisional cash flow means loss from operations before depreciation and amortization, and development and corporate general and administrative expenses, plus interest income, TV Azteca, net. Divisional cash flow for the year ended December 31, 1999 does not include interest income, TV Azteca, net.

(8) EBITDA means loss from operations before depreciation and amortization, plus interest income, TV Azteca, net. EBITDA margin, as used above, means EBITDA divided by operating revenues. EBITDA for the year ended December 31, 1999 does not include interest income, TV Azteca, net.

                                 RISK FACTORS

   Participation in this offer involves a number of potential risks, including those described below. The risks described below and the risk factors under the heading entitled "Factors That May Affect Future Results" in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 incorporated in this document by reference highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether to surrender or not surrender options in this offer. In addition, we strongly urge you to read the rest of these materials for a fuller discussion of the risks that may apply to you before deciding whether to surrender or not surrender your options in this offer.

                 ECONOMIC RISKS OF PARTICIPATING IN THIS OFFER

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOU SURRENDER YOUR EXISTING OPTIONS, YOUR SURRENDERED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.

   From time to time we engage in business acquisitions and other strategic transactions. We may engage in such transactions in the future and these could significantly change our structure, ownership, organization or management or the make-up of our board of directors, and could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase, or decrease, in value, and the exercise price of the new options could be higher or lower than the exercise price of options you elect to have cancelled as part of this offer. As is outlined in Section 8, the exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of Class A common stock on the date of grant, as determined by the closing price reported by the New York Stock Exchange on the date of grant. You will be at risk of any such increase in our Class A common stock price before the grant date of the new options for these or any other reasons.

PARTICIPATION IN THIS OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL APRIL 29, 2002 AT THE EARLIEST.

   Employees are generally eligible to receive option grants at any time that the board of directors or Compensation Committee chooses to make them. However, if you participate in this offer, you will not be eligible to receive any option grants until April 29, 2002 at the earliest because of potentially adverse accounting consequences to us if we granted options to you earlier. As explained above, we must defer the grant of the new options until at least six months and one day after our acceptance of the exchanges.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE NEW OPTION, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR SURRENDERED OPTION.

   Once your option is surrendered and accepted by us, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the surrendered option nor the new option.

        TAX-RELATED RISKS OF RECEIVING AND PARTICIPATING IN THIS OFFER

YOUR NEW OPTION MAY BE A NONQUALIFIED STOCK OPTION, WHEREAS YOUR SURRENDERED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

   If your surrendered option was an incentive stock option, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code. For options to qualify as incentive stock options, the value of shares subject to the options and any other incentive stock options issued by us that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the value of the shares on the grant date. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonqualified stock options to the extent of that excess. In general, nonqualified stock options may be less favorable to you from a tax perspective.

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THIS OFFER, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

   We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in this offer. We also believe that this offer will not affect the status of your incentive stock options, if you do not participate in this offer. However, there is a risk that the IRS may characterize this offer as a "modification" of your eligible incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged, whether or not it was exchanged. We do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

   A list of our directors and executive officers is attached to this offer as Schedule A. All full-time and part-time employees, other than Messrs. Dodge, Eisenstein, Gearon, Moskowitz, Porte, Singer, Taiclet, Wiest and Winn, holding options granted under the Plan are eligible to participate in this offer. In the aggregate, our directors and executive officers hold options under the Plan to purchase an aggregate of approximately 8.2 million shares of our common stock, or 42.3% of the total options outstanding under the Plan as of September 14, 2001. Those executive officers, Messrs. Benincasa, Bikales, Garrison and Hess, entitled to participate in this offer hold options under the Plan to purchase an aggregate of 520,000 shares of our Class A common stock at or above $20.00 per share, or 2.7% of the total options outstanding under the Plan as of September 14, 2001.

   Other than as described below, there have been no agreements, arrangements or understandings between us and any other person involving the options or our Class A common stock during the sixty days prior to this offer, and there are no such currently proposed agreements, arrangements or understandings other than this offer. In addition, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options or our Class A common stock during the sixty days prior to this offer, with the following exceptions:

  (a) On September 7, 2001, two executive officers purchased shares of Class A common stock in the open market as follows: (i) Steven B. Dodge, Chairman and Chief Executive Officer, purchased 100,000 shares at prices ranging from $11.10 to $11.40 per share, with an average price of $11.3082 per share; and (ii) J. Michael Gearon Jr., a director and president of American Tower International, purchased 10,000 shares at prices ranging from $11.02 to $11.07 per share, with an average price per shares of $11.045 per share.

  (b) On September 17, 2001, three executive officers purchased shares of Class A common stock in the open market as follows: (i) Steven B. Dodge, Chairman and Chief Executive Officer, purchased 100,000 shares at prices ranging from $11.60 to $12.70, with an average price of $12.1350 per share. (ii) Bradley E. Singer, Executive Vice President-- Finance, purchased 2,500 shares at $11.98 per share and 2,500 shares at $11.99 per share; and (iii) Alan L. Box, a director and Executive Vice President, purchased 21,000 shares at $11.95 per share for his own account and 1,600 shares for a custodial account for a minor child at $11.81 per share.

  (c) We intend to grant to James D. Taiclet, Jr., our new President and Chief Operating Officer, an option to purchase 500,000 shares of Class A common stock within the next thirty days. In each of the next three years, we intend to grant Mr. Taiclet an additional option to purchase 175,000 shares of Class A common stock. All options will be issued under the Plan, will have an exercise price not less than the market value of the Class A common stock on the date of grant, and will vest, cumulatively, over four years at the rate of 25% per year.

  (d) Such persons may make periodic purchases pursuant to the provisions of our employee stock purchase plan in accordance with the terms of that plan.

11. ACCOUNTING CONSEQUENCES OF THIS OFFER; STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER.

   Many of our option holders hold options with exercise prices significantly higher than the current market price of our Class A common stock. We believe that it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable option holders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired, which could have negative consequences on our earnings.

   We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

  (a) we will not grant any new options to tendering option holders until a day that is at least six months and one day after the date when we accept and cancel options tendered for exchange;

  (b) the exercise price of all new options will be at the fair market value of our Class A common stock on the future date when we grant the new options as determined by the closing price as reported by the New York Stock Exchange on the date of grant; and

  (c) we will not grant any new options to a tendering option holder unless that person tenders all options that have been granted to that option holder within six months prior to the expected cancellation date and have an exercise price lower than the option with the highest exercise price tendered or as otherwise required under the accounting rules.

   Eligible options that are surrendered in connection with this offer will be cancelled if accepted for exchange. The shares of Class A common stock underlying cancelled eligible options that had been granted under the Plan will be returned to the pool of shares available for grants of new awards or options under the Plan.

12. LEGAL MATTERS; REGULATORY APPROVALS.

   We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

   The following is a summary of the principal United States federal income tax consequences that generally will arise with respect to stock options granted under our Plan and with respect to the sale of Class A common stock acquired under the Plan. This summary does not address the tax consequences that may arise with respect to any gift or disposition other than by sale of shares acquired by an option holder under an option. For precise advice as to any specific set of circumstances, option holders should consult with their own tax advisors. Option holders should also consult with their own tax advisors regarding the application of any state, local, and foreign taxes and any federal gift, estate, and inheritance taxes, as we have not addressed those matters. This summary is based on the federal tax laws in effect as of the date of this document. Changes to these laws could alter the tax consequences described below.

   GENERAL. Option holders who surrender eligible options for new options should not be required to recognize income for federal income tax purposes at the time of the surrender of eligible options or at the time of the grant of the new options. We believe that the surrender of eligible options and the grant of the new options will be treated as a non-taxable exchange.

   As described above under "Risk Factors--Tax-Related Risks of Receiving and Participating in this Offer-- Even if you elect not to participate in this offer, your incentive stock options may be affected" for information concerning the possibility that the IRS will assert the position that this offer constitutes a "modification" of eligible incentive stock options. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert all or a portion of some incentive stock options into nonqualified stock options.

   INCENTIVE STOCK OPTIONS. If you surrender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, however, the value of shares subject to the options and any other incentive stock options granted by us that first become exercisable in any calendar year cannot exceed $100,000, as determined using the grant date value of the shares. The excess will be deemed to be nonqualified stock options.

   In general, an option holder will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, an option holder will recognize taxable income with respect to an incentive stock option only upon the sale of shares acquired through the exercise of the option, which we refer to as "ISO shares". Nevertheless, in the case of an option holder who has not been an employee at all times commencing on the date on which a particular option was granted and ending on the date that is three months before the date on which the option is exercised, an option generally will be treated as though it were a nonqualified stock option and taxed as described below under "Nonqualified Stock Options". Similarly, options will be treated as nonqualified stock options for purposes of the alternative minimum tax. While an option holder will pay alternative minimum tax only to the extent of the excess of that tax over the option holder's regular tax, the treatment of an option as a nonqualified stock option for purposes of the alternative minimum tax could create such excess.

   Generally, the tax consequences of selling ISO shares will vary with the length of time that the option holder has owned the ISO shares at the time they are sold. If the option holder sells ISO shares more than two years after the applicable grant date of the options and more than one year after the applicable exercise date, then the option holder will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO shares over the exercise price.

   If the option holder sells ISO shares prior to satisfying the above waiting periods, which we refer to as a "disqualifying disposition", then the option holder generally will recognize ordinary compensation income in an amount equal to the lesser of:

  (a) the excess of the fair market value of the ISO shares on the exercise date over the exercise price; and

  (b) the excess of the sale price of the ISO shares over the exercise price.

   An option holder making a disqualifying disposition will also recognize capital gain in an amount equal to any excess of the sale price of the ISO shares over the fair market value of the ISO shares on the exercise date. This capital gain will be a long-term capital gain if the option holder has held the ISO shares for more than one year prior to the date of the sale and will be a short-term capital gain if the option holder has held the ISO shares for a shorter period.

   If an option holder sells ISO shares for less than the exercise price, then the option holder will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO shares. This capital loss will be a long-term capital loss if the option holder has held the ISO shares for more than one year prior to the date of the sale and will be a short-term capital loss if the option holder has held the ISO shares for a shorter period.

   NONQUALIFIED STOCK OPTIONS. We will grant you new nonqualified stock options for any old nonqualified stock options that you tender and for the portion of any incentive stock options tendered that become nonqualified stock options because of the $100,000 limit. An option holder will not recognize taxable income upon the grant of a nonqualified stock option. However, an option holder generally will recognize ordinary compensation income upon the exercise of a nonqualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option, which we refer to as "NQO shares", on the exercise date over the exercise price.

   An option holder will have a tax basis for any NQO shares equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NQO shares, an option holder generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NQO shares and the option holder's tax basis in the NQO shares. This capital gain or loss will be a long-term capital gain or loss if the option holder has held the NQO shares for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the option holder has held the NQO shares for a shorter period.

   MAXIMUM INCOME TAX RATES ON CAPITAL GAIN AND ORDINARY INCOME. Long-term capital gain will be taxable generally at a maximum rate of 20% or 18% if certain requirements are satisfied, including the satisfaction of a 5-year holding period. Under recently enacted legislation, short-term capital gain and ordinary income will be taxable at a maximum rate that will be reduced from 39.6% to 35% between 2001 and 2006. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a medicare tax and, under certain circumstances, a social security tax.

   TAX CONSEQUENCES TO US. The grant of a stock option by us will have no tax consequences to us. Moreover, in general, neither the exercise of an ISO nor the sale of any shares acquired under an option will have any tax consequences to us. However, we generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by an option holder in connection with an option.

   WITHHOLDING. Although an option holder's disqualifying disposition of ISO shares will result in the recognition of ordinary compensation income, under current law, we will have no withholding obligation with respect to that income. In contrast, we will have a withholding obligation with respect to ordinary compensation income recognized with respect to a nonqualified stock option by an option holder who has been employed by us. We will require any such option holder to make arrangements to satisfy this withholding obligation.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

   We may at any time and from time to time, extend the period of time during which this offer is open by notifying you of the extension.

   Prior to the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone, we must give you oral or written notice of the postponement. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this offer.

   We may amend this offer at any time by notifying you of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 A.M., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be sent promptly to option holders in a manner reasonably designed to inform them of the change.

   If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) promulgated under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of this offer or information about this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will give you notice of the action:

  (a) we increase or decrease what we will give you in exchange for your options; or

  (b) we increase or decrease the option exercise price which serves as the threshold for options eligible to be exchanged in this offer.

   If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the notice is published.

15. FEES AND EXPENSES.

   We will not pay any fees or commissions to any broker, dealer or other person for asking option holders whether they would like to elect to surrender their eligible options under this offer.

16. ADDITIONAL INFORMATION.

   We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance with that act, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options:

  (a) our annual report on Form 10-K for our fiscal year ended December 31, 2000;

  (b) our quarterly reports on Form 10-Q for our fiscal quarters ended March 31, 2001 and June 30, 2001;

  (c) our current reports on Form 8-K, filed with the SEC on January 17, 2001, January 19, 2001, January 22, 2001, January 29, 2001, February 1,
      2001, February 16, 2001, March 29, 2001, April 17, 2001, June 11, 2001,
      June 22, 2001, July 9, 2001, September 6, 2001, and September 14, 2001;
      and

  (d) the description of our Class A common stock included in our registration statement on Form 8-A, filed with the SEC on June 4, 1998, including any amendments or reports we file for the purpose of updating that description.

   Such reports, proxy statements and other information including the Schedule TO can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary charges, from the SEC's public reference room. Information about the operation of the public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including American Tower Corporation, that make such filings electronically.

   Our Class A common stock is listed on the New York Stock Exchange under the symbol "AMT", and our SEC filings can be read at the following address:

                            New York Stock Exchange
                                20 Broad Street
                             New York, N.Y. 10005

   We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents unless the exhibits are specifically incorporated by reference into the documents. Requests should be directed to:

                          American Tower Corporation
                             116 Huntington Avenue
                          Boston, Massachusetts 02116
                             Attn: Ms. Anne Alter

or by telephoning Anne Alter at (617) 375-7500 between the hours of 9:00 A.M. and 5:00 P.M., Eastern Standard Time.

   As you read the documents listed in this Section, you may find some information in earlier documents has been updated by information in later documents. In all cases, you should rely on the statements made in the most recently dated document.

   The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

17. MISCELLANEOUS.

   If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, this offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

                                   SCHEDULE A

                      INFORMATION ABOUT THE DIRECTORS AND
                      EXECUTIVE OFFICERS OF AMERICAN TOWER

   The table below sets forth information, as of September 19, 2001, about our directors and executive officers.

          Name            Age                             Position
          ----            ---                             --------
Steven B. Dodge.........   56 Chairman of the Board and Chief Executive Officer
Justin D. Benincasa.....   39 Senior Vice President and Corporate Controller
Norman A. Bikales.......   66 Executive Vice President--Special Counsel
Alan L. Box.............   49 Executive Vice President and Director
Arnold L. Chavkin.......   50 Director
James S. Eisenstein.....   43 Executive Vice President--Corporate Development
David W. Garrison.......   46 Director; Chairman and Chief Executive Officer of Verestar, Inc.
J. Michael Gearon, Jr...   36 Executive Vice President and Director; President
                               of American Tower International
William H. Hess.........   38 Executive Vice President; Chief Financial Officer
                               of American Tower International
Fred R. Lummis..........   48 Director
Steven J. Moskowitz.....   38 Executive Vice President--Marketing
David Porte.............   38 Executive Vice President--Strategy and Technology
Bradley E. Singer.......   35 Executive Vice President--Finance
Thomas H. Stoner........   66 Director
James D. Taiclet, Jr....   41 President and Chief Operating Officer
Douglas C. Wiest........   48 Executive Vice President--Operations
Maggie Wilderotter......   46 Director
Joseph L. Winn..........   50 Chief Financial Officer and Treasurer

   The business address and telephone number of each director and executive officer is care of American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, (617) 375-7500.